Exhibit 99.3
SUMMARY
This summary highlights the information contained elsewhere in this offering memorandum or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included in this offering memorandum. Unless otherwise indicated, financial information included in or incorporated by reference into this offering memorandum is presented on a historical basis.
Overview
Outbrain is a leading technology platform that drives business results by connecting media owners and advertisers with engaged audiences to drive business outcomes, reaching over a billion unique consumers around the world. Outbrain’s artificial intelligence (“AI”) prediction engine powers a two-sided platform for advertisers and media owners that delivers concrete business outcomes. Our platform enables thousands of digital media owners to provide tailored experiences to their audiences, delivering audience engagement and monetization. For tens of thousands of advertisers, from enterprise brands to performance marketers, our platform optimizes audience attention and engagement to deliver greater return on investment at each step of the marketing funnel.
Teads operates an end-to-end, omnichannel technology platform that enables digital advertising for a global, curated ecosystem of quality advertisers and their agencies and premium publishers. Teads’ omnichannel platform directly connects leading advertisers and their agencies to premium inventory at scale across online, CTV and app environments. Teads provides solutions that address the entirety of the marketing funnel including both branding and performance marketing budgets and offers a range of buying options. As an end-to-end solution, Teads’ platform consists of buy-side, sell-side, creative, data and AI optimization modules. As a result, Teads has built deep partnerships with both the demand and supply sides of digital advertising.
The combined company represents one of the largest open internet advertising platforms, which we believe is differentiated by its ability to drive outcomes for awareness, consideration, and performance objectives - across connected TV (‘‘CTV’’), web and mobile apps. We believe that by connecting well-established Teads’ video top of the funnel solutions with Outbrain’s premium AI driven bottom of the funnel solutions, the combined company has the ability to drive strong, full-funnel, marketing outcomes for its rich advertiser base across CTV, native, video, mobile and display products. The two companies bring together a total of approximately 17,500 direct advertisers with a base of approximately 8,100 premium media environments, and approximately
100 billion CTV monthly advertising opportunities creating one of the largest, direct supply paths across the open internet and CTV. The combined platform covers 50+ markets and reaches approximately two billion consumers per month and has an attractive “rule of 40” financial profile. The geographic breakdown of the combined company’s customers is highly diverse with 56% from EMEA, 31% from North America, 10% from
Asia Pacific and 2% from LatAm as of the financial year 2024.

Combination Rationale
We believe the two businesses complement each other in a manner that will enable the combined business to offer a comprehensive technology solution to its customers, creating an attractive selling proposition with an end-to-end, omnichannel advertising platform covering brand building, consideration and performance driving conversions. We expect the combined business will benefit from a significantly increased global scale, delivering increased breadth and depth to create a more attractive partner to advertisers and media owners who are looking to consolidate their spend with fewer partners and improve their return on investment and audience engagement. Each company brings direct end-to-end access to supply and demand, with more than 10,000 combined media properties across publishing and CTV, reaching over two billion monthly unique users, compounding the combined company’s capabilities across the Open Internet.
The Outbrain Board expects that the combined company will be able to realize significant revenue and cost synergies as a result of the Acquisition, as the companies create a strong combined data asset into an end-to-end platform with predictive AI capabilities that will improve business outcomes and drive results at each step of the customer journey. The Outbrain Board believes that in addition to the cost synergies there is significant growth potential for the combined business, including entering new markets, growing positions in current markets through cross selling of the companies’ solutions to each other customers, better matching of demand and supply on the two companies’ media owner partners properties unlocking new solutions and introducing new products for customers. The Outbrain Board identified high levels of cultural and organizational synergy across the two companies and expects that the companies’ familiarity with each other’s business will facilitate a successful integration of the companies.

Company Overview
Outbrain
Outbrain Inc. was incorporated in August 2006 in Delaware. The Company is headquartered in New York, New York with various wholly-owned subsidiaries, including in Israel, Europe and Asia. Our common stock began trading on The Nasdaq Stock Market LLC (“Nasdaq”) on July 23, 2021.
Outbrain is a leading technology platform that drives business results by connecting media owners and advertisers with engaged audiences to drive business outcomes, reaching over a billion unique consumers around the world. Outbrain’s AI prediction engine powers a two-sided platform for advertisers and media owners that delivers concrete business outcomes. Our platform enables thousands of digital media owners to provide tailored experiences to their audiences, delivering audience engagement and monetization. For tens of thousands of advertisers, from enterprise brands to performance marketers, our platform optimizes audience attention and engagement to deliver greater return on investment at each step of the marketing funnel.
Over the past decade, consumers have become increasingly accustomed to seeing highly curated content that aligns with their unique interests. Social media and search have simplified discovery by leveraging billions of data points to offer personalized experiences. In a similar fashion, our prediction engine ingests billions of data points each minute to provide digital media owners with a platform to deliver curated editorial and advertiser experiences to their audiences. We have been leveraging AI to enhance our ingestion of data and the performance of our prediction engine since our inception. This type of AI, known as traditional or predictive AI, uses machine learning to filter and better understand data to forecast consumer preferences. By contrast, generative AI turns machine learning inputs into actual content. Throughout this offering memorandum, when referring to “AI” we are referring to traditional or predictive AI, unless the term “generative AI” is specified.
According to Statista, consumption of content continues to shift online, with over 5 billion consumers accessing the Internet, primarily through mobile devices, where the ability to scroll through a feed has come to be expected by consumers on every page. This means the method in which audiences discover and engage with editorial content must evolve. Our media partners are media owners that use Outbrain’s technology to help their audiences navigate what to read, watch, consider, and buy next.
Our platform is built for user engagement and, as a mobile-first company, is designed to be highly effective on mobile devices. Outbrain’s technology is deployed on the mobile apps and websites of most of our media partners, generating 73% of our revenue in 2023.
We also benefit from diversity across industry verticals across multiple segments, including Fast-Moving Consumer Goods (“FMCG”), Technology, Media and Telecom (“TMT”), Retail, Financial Services, Travel, Healthcare, Auto, Entertainment, M&E and Other, which respectively account for 6%, 18%, 14%, 13%, 3%, 17%, 8%, 8%, 5% and 8% of our revenue for the year ended December 31, 2023 (corresponding to revenue derived from our Programmatic, Performance and Branding & Awareness segments of 16%, 45% and 39%, respectively).
Outbrain operates a two-sided marketplace, which means we usually have exclusive control over all aspects of the consumer experience, allowing us to quickly test and deploy new formats for our advertisers and media owners. Since inception, we have been guided by the same core principles pertaining to our three constituents: consumers, media partners, and advertisers.
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Consumers. Our platform is centered on predicting consumer attention and engagement. We believe that by focusing our algorithm on optimizing toward these consumer-centric factors, we are able to cultivate user behavior patterns that compound over time, delivering greater effectiveness and efficiency for our advertisers, superior long-term monetization for our media partners, as well as increased value for Outbrain.

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Media Partners. We are committed to supporting the long-term success of our media partners. We strive to develop multi-year contracts with media partners, with the objective of delivering long-term revenue and deeper audience engagement. Our media partners include both traditional publishers and companies in new and rapidly evolving categories, such as mobile device manufacturers.

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Advertisers. We offer unique advertising solutions across the marketing funnel and provide a single access point to not only reach, but drive real business outcomes from consumers across the Open Internet. We provide advertisers from enterprise brands to performance marketers with solutions to optimize consumer attention and engagement, to deliver accountable business results and greater return on investment.

We partner with thousands of the world’s most trusted digital media owners. We believe we are an important technology and monetization partner to these media owners, delivering over $5 billion in direct revenue to our partners since our inception. Some key partners with which we have long-standing relationships across our various regions include Asahi Shimbun, CNN, Der Spiegel, Le Monde, MSN, New York Post, Sky News and Sky Sports, and The Washington Post. The average tenure of our top 20 media partners (based on our 2023 revenue), which also includes our more recent partnerships, such as Axel Springer and Fox News, is approximately seven years.
Through our direct, usually exclusive code-on-page integrations with media owners, we have become one of the largest online advertising platforms on the Open Internet. In 2023, we provided personalized ads to over a billion monthly unique consumers, delivering on average over 12 billion experiences promoting content, services, and products per day, with tens of thousands of advertisers directly using our platform.
We are one of the few technology companies who provide a single point of access to consumers as they engage with thousands of media properties across the Open Internet. As a result, we provide a platform that delivers a consistent experience to these consumers, giving advertisers confidence in how they reach their audiences at valuable moments of engagement and consideration.
Our AI prediction engine is fundamental to how we optimize experiences and outcomes for consumers, media owners, and advertisers. We process billions of data signals per minute, powering more than one billion predictions and over 100,000 experiences per second. The growth of our platform, access to audiences, and analysis of marketer results provides us with greater data, which enables us to continually improve the efficacy of our AI prediction engine. Our ability to collect and synthesize large data sets using AI is a key differentiator, and enables us to deliver advertiser outcomes, consumer experiences, and media owner value.
Teads
Teads was incorporated under Luxembourg laws in 2006, with its registered office located at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg. Outbrain acquired Teads on February 3, 2025.
Teads operates an end-to-end, omnichannel technology platform that enables digital advertising for a global, curated ecosystem of quality advertisers and their agencies and premium publishers. Teads’ omnichannel platform directly connects leading advertisers and their agencies to premium inventory at scale across online, CTV and app environments. Teads provides solutions that address the entirety of the marketing funnel including both branding and performance marketing budgets and offers a range of buying options. As an end-to-end solution, Teads’ platform consists of buy-side, sell-side, creative, data and AI optimization modules. As a result, Teads has built deep partnerships with both the demand and supply sides of digital advertising. For the year ended December 31, 2023, third party DSPs accounted for 16% of Teads’ revenue, while 84% of revenue was derived from direct demand. In addition, the verticals in which Teads operates are highly diverse across multiple segments including FMCG, TMT, Finance, Beauty and Luxury, Auto, Entertainment and Travel, which respectively account for 16%, 11%, 1%, 10%, 9%, 3%, and 2% of Teads’ revenue for the year ended December 31, 2023.
For advertisers and their agencies, Teads’ omnichannel platform, Teads Ad Manager, offers a direct connection to buy the inventory of many of the world’s premium publishers across a variety of advertising channels. Teads’ AI solutions, which includes advanced audience insights with 1.5 billion unique combinations of input, enable advertisers to effectively and efficiently reach their target audiences powering media planning, data, and creativity across screens. Teads is directly connected to approximately 2,700 publishers across online, CTV and app environments offering advertisers access to exclusive, premium inventory at scale, while improving the efficiency, quality and cost of digital ad transactions. As of December 31, 2023, Teads had over 7,000 customers, defined as an advertiser group in a local market.
For publishers, Teads is a trusted monetization partner, providing the technology required to monetize their most valuable ad inventory programmatically. Teads pioneered an industry-defining video advertising format that is embedded within the article, specifically in between two paragraphs of editorial text. This invention immediately solved one of the biggest problems in digital advertising related to the lack of quality video inventory. Teads’ platform has since expanded offering a suite of engaging and innovative ad formats and placements while ensuring a respectful user experience.
By connecting the advertising and publishing sides through Teads’ integrated platform, Teads addresses some of the industry’s most significant problems related to value chain fragmentation, inefficient digital advertising pricing and quality and scale of inventory.

Revolving Credit Facility and Bridge Facility
In connection with the Acquisition, on February 3, 2025, Outbrain and the Issuer, as borrowers, entered into the New Credit Agreement, establishing the (i) New Revolving Credit Facility with aggregate commitments of $100.0 million, including a letter of credit sub-limit of $10.0 million and a swingline sub-limit of $20.0 million and (ii) Bridge Facility with aggregate commitments of $625.0 million. See “Description of Certain Other Indebtedness—Terms of the New Revolving Credit Facility” and “Description of Certain Other Indebtedness—Terms of the Bridge Facility.”

Restructuring Plan
On February 3, 2025, in connection with the completion of the Acquisition, Outbrain announced a restructuring plan (the “Plan”), as part of its efforts to streamline operations and reduce duplication of roles. The plan involves a reduction in workforce of approximately 15%. Outbrain estimates that it will incur approximately $20 million to $25 million in charges in connection with the Plan, of which approximately $18 million to $24 million is expected to be incurred in 2025. These charges consist primarily of severance payments.
The actions associated with the employee restructuring under the Plan are expected to be initiated the week of February 3, 2025, implemented in large part by the second quarter of 2025 and completed by the first quarter of 2026.
The estimates of the charges and expenditures that Outbrain expects to incur in connection with the Plan, and the timing thereof, are subject to a number of assumptions, and actual amounts may differ materially from estimates.
In addition, Outbrain may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the Plan.

STRENGTHS AND STRATEGIES
OUR STRENGTHS
Outbrain is a pioneer and a category leader in performance advertising, built from over 17 years of expertise in predicting audience engagement and driving conversions. Teads is a leader in brand advertising and omnichannel video solutions. The combined company represents one of the largest Open Internet advertising platforms, with over $1.7 billion of advertising spend for the LTM period ending September 2024.
We believe that the core key strengths of our combined business are:
Scaled Open Internet digital advertising partner, offering advertisers and their agencies a differentiated, comprehensive branding and performance platform.
Differentiated. Outbrain and Teads unite highly-complementary platforms, enabling us to deliver branding and performance solutions to advertisers and their agencies, serving objectives up and down the marketing funnel. We believe that our ability to address all objectives, from building brand awareness and recall (“Branding”), to engaging potential customers, through to driving actions and, ultimately, conversions and sales (“Performance”), differentiates us compared to Open Internet competitors.
Competitive. Addressing a broader set of marketing objectives and budgets in a single platform, at scale, is highly attractive for advertisers and their agencies, as it tends to unlock efficiencies and business performance improvements, as evidenced by the success of the largest Internet advertising platforms. We believe that our combined offering will enable us to better compete with these platforms, as jointly we benefit from a richer, larger data set, more features and lower costs – all contributing to improved return on ad spend and simplified operations for advertisers.
Global presence and extensive, often exclusive, curated advertising inventory. The significant scale of our combined company, operating across more than 50 markets, will allow us to better serve major advertisers, as they seek a global partner. In addition, the combined scale and diversity of our publisher partners better position us to capture increased advertiser budgets.
Scale flywheel. We believe that the increased scale of our publisher inventory and data will help us improve our AI-enabled audience targeting and prediction models, fueling spend growth as advertiser performance improves, thus driving better publisher monetization, and in turn helping us attract more publishers, leading to even more inventory and data.
Highly strategic, long-term relationships with advertisers and their agencies, with a globally diverse customer base ranging from the world’s largest brands to small and midsize businesses (“SMB”) and Direct-to-Consumer advertisers.
Teads and Outbrain have a proven go-to-market strategy, working directly with the leading brands and agencies, and the most sophisticated performance buyers around the world. In 2023, Outbrain and Teads derived 91% and 84% of their revenue, respectively, directly from advertisers, leveraging their respective proprietary digital buying platforms. The combined company serves a large, diverse and complementary set of advertisers globally. A significant proportion of each company’s global advertiser base is incremental to the other, creating a significant cross-sell opportunity.
In addition, Teads’ strategic accounts team focuses exclusively on large, global brands. In some instances, Teads enters into Joint Business Partnerships (“JBPs”) with the world’s largest brands, such as Apple and LVMH. As of September 30, 2024, these JBPs represented, on average $5 million of annual spend. We believe that aggregate annual revenue from JBPs has grown by a CAGR of approximately 25% from 2017-2023. JBPs are non-contractual, mutually agreed, annual spend targets and incentives, highlighting the depth of these relationships. JBPs are a strategic partnership between Teads and advertisers and their agencies, where Teads delivers the full breadth of its platform, from audience targeting solutions to creative optimization and post campaign measurement solutions. At the end of 2023, Teads had or had in process approximately 50 JBPs, with leading global brands across a variety of verticals including Retail and Consumer, Luxury, Fashion & Beauty, Automotive, Finance, Travel and TMT. JBPs represent a significant overall portion of Teads revenue and have been a major growth driver for its business.

Comprehensive omnichannel offering, underpinned by deep capabilities and track-record within the key growth sectors of online video and CTV.
Teads’ digital advertising platform, Teads Ad Manager (“TAM”), is adopted by leading advertisers and agencies and has a reputation for delivering branding outcomes across all channels including mobile, desktop and CTV. Through TAM, buyers run omnichannel campaigns with access to proprietary audience targeting, advanced contextual targeting and creative optimization solutions. Outbrain’s solutions address a different, complementary, media footprint across channels including mobile, desktop, and novel integrations with mobile handset manufactures and network operators. Combined, this represents a scaled and diverse omnichannel platform capable of addressing advertisers’ needs in high-growth, high-value advertising segments.
Teads innovative CTV offering is a significant growth driver and enables omnichannel ad campaigns across premium online video and CTV environments. Teads is integrated with leading CTV apps and smart TV original equipment manufacturers (“OEMs”) offering advertisers access to exclusive and high-value ad inventory. Along with typical video CTV inventory, these integrations, such as with LG and VIDAA, also offer clients the opportunity to advertise on the CTV homescreen with unique, high impact native ad placements. Teads’ revenue from its CTV offering has shown consistent year-on-year quarterly growth in 2024.
We believe that our emphasis on premium and exclusive placements, together with our omnichannel offering, is highly differentiated as it enables advertisers to deliver high quality, high impact campaigns across all screens.
Furthermore, our ability to offer comprehensive omnichannel campaigns aligns with the convergence of all forms of video, from a media planning and buying perspective. Whereas linear television, digital video and display advertising were historically planned and executed as separate budgets, typically in separate teams at the advertiser’s agency, these are increasingly executed together. Our ability to offer all solutions will increasingly position us as a valuable partner for advertisers while enabling us to capture incremental spend. Year to date, Teads omnichannel campaigns are attracting incremental advertiser spend when compared to standalone online video and CTV campaigns. The advertiser spend on single channel campaign of either CTV or Outstream is approximately $13,300 as compared to a single omnichannel campaign with advertiser spend of approximately $55,300.
Differentiated inventory across mobile, desktop and CTV environments, driven by exclusive, long-term and strategic relationships with publishers, media owners and OEMs.
Premium publishers, media owners and OEMs around the world rely on the differentiated ad formats and monetization capabilities of Outbrain and Teads. With approximately 80% of Outbrain’s revenue derived by ads placed on exclusively operated inventory across diverse channels, placements and formats; our access to quality, at-scale, audiences is a key selling proposition to advertisers. By providing media owners with solutions that improve user engagement and retention, inventory monetization and access to diverse advertiser budgets, we are better positioned to expand our publisher footprint and to retain our exclusive, long-term, relationships with many of the world’s most prominent publishers, including Sky News, CNN, New York Post, Axel Springer, Hearst, LG, Hisense, ESPN, Condé Nast, BBC and Le Monde. Today, the companies serve publishers across more than 50+ markets, reaching over 2 billion consumers per month, with Outbrain serving over 8,000 publishers and Teads serving 2,700 publisher partners across CTV, online, and in-app environments.
In 2023, Teads retained 96% of its top 500 publisher relationships. Similarly, in 2024 Outbrain retained 98% of publishers that generated over $10,000 in quarterly revenue. Our respective multi-year contracts, combined with our high retention of top publishers, highlight the strength of our publisher partnerships. Both companies benefit from having approximately 80% of their inventory on an exclusive basis. In addition, highlighting the strength of our respective publisher relationships, contract tenures for both companies’ top publishers are often as long as 7 years. Contracts for Outbrain’s top media owners are typically on a 2-4 year basis, with approximately 80% of Outbrain’s supply derived from multi-year contracts.
Advanced technology platform leveraging proprietary data and sophisticated AI prediction capabilities.
Our proprietary technology platforms benefit from access to a tremendous amount of user engagement signals such as content, context, visit and session data and interaction signals, amongst others. As most advertising spend is directly executed on our platforms, we are able to deliver unique and highly efficient features, capabilities and outcomes, such as the prediction of consumer attention, curated ‘moments of decision-making’ and consumer action and engagement. We provide advertisers with advanced creative optimization capabilities, generating optimal creative variations based on ad size and device (mobile, desktop and CTV). In addition, with many of our publishers, our platform and algorithms drive decisioning related to the selection of editorial content and content experiences, further highlighting the depth of our relationships and the extent of our data assets.
We believe that the end-to-end nature of our platforms, as well as the nature of the solutions that we provide for publishers and advertisers, positions us to benefit from incremental privacy centric initiatives, when compared to other Open Internet advertising platforms. Specifically, our respective companies and platforms are considered pioneers in building privacy-sustainable contextual targeting solutions, which are not centered on user-graphs and the required third party cookie data.
Our combined research and development (“R&D”) organization numbers in excess of 400 product, engineering, and data science specialists, across four R&D centers in Israel, France, Slovenia and India.
Strong financial performance, highlighted by consistent profitability and strong free-cash-flow, enhanced by meaningful cost and revenue synergies opportunity.
With over $1.5 billion in pro forma LTM revenue as of September 30, 2024, the combined company will be a market leader in the Open Internet digital advertising space. For the LTM period ending September 30, 2024, the combined company generated approximately $257 million of combined company Adjusted EBITDA (including synergies), reflecting 39.7% of its combined company Ex-Tac Gross Profit, with approximately $174 million of combined company free cash flow (including synergies), please see the section titled “Summary combined company Financial Information.” We expect our resilient profitability and free cash flow generation to continue, supported in part by meaningful cost savings in two key areas:
Operating expenses. By streamlining operations, removing overlapping functions, integrating infrastructure, and leveraging cloud-based servers and analytics tools, the combined company is expected to achieve significant cost savings, comprising the majority of expected overall synergies, within two years following the completion of the Acquisition.
Traffic Acquisition. By combining our respective advertiser spend, we expect to be better positioned to monetize previously unused or under-monetized ad inventory that is subject to minimum annual spend commitments. We expect to achieve approximately $10 million in annual TAC savings within two years following the completion of the Acquisition.
We believe that the combined company will be well positioned to capture incremental spend by advertisers, driven by the ability to cross-sell our respective solutions to our combined advertiser base. Specifically, we believe that Outbrain’s performance solutions are attractive to Teads’ approximately 50 JBPs as well as its broader advertiser base. Similarly, we expect Teads’ industry-leading branding and video solutions to be of interest to Outbrain’s large enterprise customers. Finally, both companies have a demonstrated track record of launching and selling products to existing customers, further reinforcing our belief in our respective teams’ ability to deliver on the cross-sell opportunity. In addition to our product-based cross-sell opportunity, we expect to benefit from our larger and deeper joint geographic footprint, offering Teads’ and Outbrain’s products in markets where today only one is present or well established.
Overall, we expect to realize annual synergies of $65-75 million in fiscal year 2026, with further opportunities for expanded synergies in the following years. Of this amount, we estimate that approximately $60 million relates to cost synergies, including approximately $45 million of compensation related expenses and approximately $15 million related to network optimization and other efficiencies, and $5-15 million generated from revenue synergies. We plan to action approximately 70% of the compensation related expense savings during the first month following the Acquisition Closing Date. Based on the analysis done by our respective teams, we believe that this represents a highly achievable target.
Deeply experienced and long-tenured combined management team.
The management of the combined company will consist of a deep pool of proven industry veterans and innovators, with tenures ranging from five years to 18 years. Importantly, the combined company’s core management team will consist of the four key leaders of our respective two companies. Mr. Kostman and Mr. Porat will retain their existing roles of CEO and COO, respectively, with Mr. Arditi and Mr. Quesada assuming the positions of co-presidents.

OUR STRATEGY
Combining end-to-end efficiency with full-funnel capabilities, at scale.
Combined, our platform will deliver Open Internet advertising solutions leveraging leading full-funnel capabilities and differentiated outcomes for advertisers.
Today, advertisers on the Open Internet largely rely on point solutions such as a demand side platforms (“DSP”) or supply side platform (“SSP”), limited to serving specific marketing objectives and serving the needs of either advertisers or publishers. We believe a scaled end-to-end platform with branding and performance solutions, directly connecting demand (advertisers) with supply (publishers and media owners), will improve efficiency and deliver better business outcomes to all. Our combination enables advertisers and their agencies to realize the full potential of the Open Internet through a single platform, reaching and engaging our scaled global audience.
Fundamental to our strategy is our ability to predict moments of attention to build brand awareness, prompt moments of engagement to help advertisers engage potential customers, and create moments of decision-making in order to drive actions, conversions and sales. We will continue to invest in enhancing and expanding a unified, full-funnel solution for advertisers on the Open Internet, similar to solutions offered by the walled garden platforms but with the benefits of reaching users in premium editorial, high-trust, transparent and brand-safe media environments.
Deepen relationships with agencies and advertisers, leveraging our comprehensive product suite.
By combining best-of-both solutions, we will broaden and deepen our relationships with advertisers and their agencies. Our combined business spans a diverse advertiser base with minimal overlap, yet we benefit from highly complementary solutions. Operating today in more than 50 markets, the combined company addresses a broad spectrum of industry verticals and client types, from large enterprise brands to SMBs and direct response advertisers. As of December 31, 2023, Outbrain had over 20,000 customers, while Teads has over 7,000 customers, defined as an advertiser group in a local market, and approximately 2,500 agency relationships. We believe that cross-selling our respective solutions, especially to Teads’ strategic accounts that include JBPs represents an immediate opportunity. Continued innovation at scale, will allow us to better serve our existing clients and attract increased ad spend.
Deepen relationships with publishers and media owners, maintaining and growing our access to premium, exclusive inventory.
Our direct, often exclusive, access to premium inventory across desktop, mobile and CTV environments makes us one of the largest, direct supply paths on the Open Internet. Strengthening our offering for and deepening our partnerships with publishers and media owners will continue to be a cornerstone of our business. We plan to continuously improve our robust monetization opportunities for publishers and media owners by attracting increasingly diverse advertiser budgets, while seeking to capture incremental spend from existing and new advertisers.
In addition, we plan to continue innovating across new and existing ad formats, user engagement tools and inventory monetization capabilities, benefiting our publisher partners and our business. We plan to focus on high-growth media environments, such as CTV and online video, where we seek to replicate our differentiated formats and creative approach, helping us secure valuable, exclusive, inventory across leading media owners and publishers.
Continued innovation to capture sustainable, long-term growth opportunities.
The combination of our two companies establishes one of the largest companies focused on the Open Internet digital advertising market. We plan to leverage our combined resources to invest in innovation that fuels long-term growth opportunities. Given our end-to-end platform, we plan to invest in developing new solutions and capabilities aimed both at advertisers and agencies as well as publishers and media owners.
We expect CTV to be a key area of investment with potential for significant expansion and continued growth, especially given our ability to achieve incremental average campaign spend when activating omnichannel campaigns vs standalone online video or CTV campaigns. To further support this effort, we will continue to invest in expanding our access to exclusive supply, through partnerships with leading media owners, OEMs and publishers.

Maintain financial discipline with a focus on growing free cash flow, lowering our debt leverage and delivering long-term, sustainable growth.
We are committed to maintaining a prudent financial policy that balances free cash flow generation and the long-term financial success of the combined company. We expect the combined company to benefit from attractive pro forma EBITDA margins and significant free cash flow conversion, supported by conservative cost synergy estimates and disciplined capital expenditure.
We intend to prioritize deleveraging in the coming years, while also continuing to invest in the business to ensure we are building new solutions that will drive long term growth.

OUTBRAIN SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Other Financial Information:	Year Ended December 31,	Nine Months Ended September 30,		LTM Period Ended September 30,
(in thousands of USD)	2023	2024	2023	2024
Pro Forma Adjusted EBITDA(1)	$193,367	$87,181	$99,920	$250,628(a)

(a)	Includes synergies.
(1)
Pro Forma Adjusted EBITDA is defined as net income (loss) before gain related to convertible debt; interest expense; interest income and other (expense) income, net; provision for income taxes; depreciation and amortization; stock-based compensation; other income or expenses that we do not consider indicative of our core operating performance, including, but not limited to merger and acquisition costs, certain public company implementation related costs, regulatory matter costs, and severance costs related to our cost saving initiatives; and, solely with respect to the twelve month period ended September 30, 2024, including the effect of annualized cost savings and synergies with respect to the Acquisition expected to be realized within 24 months of the Acquisition Closing Date. The anticipated benefits and cost savings of the Acquisition may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Outbrain and Teads do not currently foresee. Some of the assumptions that Outbrain and Teads have made, such as the achievement of these synergies, may not be realized. Therefore, actual outcomes and results may differ materially from the synergies presented herein.

	Pro Forma Year Ended December 31,	Pro Forma Nine Months Ended September 30,		Pro Forma LTM Period Ended September 30,
(in thousands)	2023	2024	2023	2024
Net income (loss)	$1,584	$(26,783)	$(32,951)	$7,752
Interest expense	83,958	52,812	66,582	70,188
Interest income and other income (expense), net	151	(3,741)	(3,232)	(358)
Gain related to convertible debt	(22,594)	(8,782)	(22,594)	(8,782)
Provision (benefit) for income taxes	18,434	(11)	2,668	15,755
Depreciation and amortization	68,848	50,486	51,845	67,489
Stock-based compensation	12,141	11,487	9,153	14,475
Regulatory matter costs, net of insurance proceeds	742	—	742	—
Merger and acquisition costs, public company implementation costs(a)	22,908	10,071	22,176	10,803
Severance costs	7,195	1,642	5,531	3,306
Pro forma Adjusted EBITDA (excl. synergies)	$ 193,367	$87,181	$99,920	$180,628
Annual Acquisition-related run-rate cost savings and operational synergies expected to be realized within 24 months of Acquisition Closing(b)	—	—	—	70,000
Pro Forma Adjusted EBITDA (incl. synergies)	—	—	—	$250,628

(a)	Primarily includes costs related to our acquisition of Teads, acquisition of vi in January 2022, costs related to our initial public offering and public company implementation costs.
(b)	Synergies are estimated to contribute an additional $65-75 million of annual synergies in fiscal year 2026. $70 million of expected synergies in the second year represents the midpoint.

SUMMARY COMBINED COMPANY FINANCIAL INFORMATION
The information below includes certain combined company financial information that is based on historical financial information prepared by Outbrain and Teads. This combined company financial information represents the summation of the standalone financial information prepared by Outbrain and the standalone financial information prepared by Teads, where indicated and solely with respect to the twelve month period ended September 30, 2024, annualized cost savings and synergies with respect to the Acquisition expected to be realized within 24 months of the Acquisition Closing Date. This combined company financial information has not been prepared in accordance with Article 11 of Regulation S-X and does not give effect to the pro forma adjustments required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X, and is not indicative of what the combined company’s performance would have been had Outbrain and Teads been a combined company for the periods presented under U.S. GAAP. As a result, the combined company financial information presented below could materially differ from financial information determined in accordance with Article 11 of Regulation S-X. As a result, investors should not place any undue reliance on the combined company financial information.

Non-GAAP Financial Information	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
(in thousands, except percentages)	2023	2022	2021	2024	2023	2024
Combined company Ex-TAC Gross Profit(1)	$653,925	$664,569	$725,765	$434,548	$441,783	$646,690
Combined company Adjusted EBITDA (excl. synergies)(2)	$198,996	$206,967	$324,771	$90,841	$102,853	$186,984
Combined company Adjusted EBITDA (incl. synergies) as a % of combined company Ex-TAC Gross Profit(1)(2)	30.4%	31.1%	44.7%	20.9%	23.3%	39.7%
Combined company Free Cash Flow (excl. synergies)(3)	$102,812	$96,642	$162,640	$66,565	$46,803	$122,574

(1)	The following table presents the reconciliation of combined company Ex-TAC Gross Profit to gross profit, the most directly comparable U.S. GAAP measure, for the periods presented:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
(in thousands)
Revenue	$935,818	$649,812	$1,585,630	$992,082	$657,481	$1,649,563	$1,015,630	$678,165	$1,693,795
Traffic acquisition costs	(708,449)	(223,256)	(931,705)	(757,321)	(227,673)	(984,994)	(743,579)	(224,451)	(968,030)
Other cost of revenue	(42,571)	(105,379)	(147,950)	(42,108)	(96,887)	(138,995)	(31,791)	(78,411)	(110,202)
Gross profit	184,798	321,177	505,975	192,653	332,921	525,574	240,260	375,302	615,562
Other cost of revenue	42,571	105,379	147,950	42,108	96,887	138,995	31,791	78,411	110,202
Combined company Ex-TAC Gross Profit	$227,369	$426,556	$653,925	$234,761	$429,808	$664,569	$272,051	$453,714	$725,765

Total amounts may not recalculate due to rounding.

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023			LTM Period Ended September 30, 2024
	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
(in thousands)
Revenue	$655,289	$428,482	$1,083,771	$687,589	$430,419	$1,118,008	$903,518	$647,875	$1,551,393
Traffic acquisition costs	(487,484)	(161,739)	(649,223)	(524,024)	(152,201)	(676,225)	(671,909)	(232,794)	(904,703)
Other cost of revenue	(31,765)	(79,973)	(111,738)	(31,999)	(77,033)	(109,032)	(42,337)	(108,319)	(150,656)
Gross profit	136,040	186,770	322,810	131,566	201,185	332,751	189,272	306,762	496,034
Other cost of revenue	31,765	79,973	111,738	31,999	77,033	109,032	42,337	108,319	150,656
Combined company Ex-TAC Gross Profit	$167,805	$266,743	$434,548	$163,565	$278,218	$441,783	$231,609	$415,081	$646,690

Total amounts may not recalculate due to rounding.

(2)
The following tables present the reconciliation of combined company Adjusted EBITDA and combined company Adjusted EBITDA as % of combined company Ex-Tac Gross Profit to net income (loss), the most directly comparable U.S. GAAP measure, for the periods presented:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
(in thousands, except percentages)	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
Net income (loss)	$10,242	$95,823	$106,065	$(24,581)	$130,987	$106,406	$10,995	$159,856	$170,851
Interest expense/financial costs	5,393	929	6,322	7,625	848	8,473	3,964	911	4,875
Interest income and other income (expense), net	(7,793)	—	(7,793)	(2,600)	—	(2,600)	3,078	—	3,078
Other financial income and (expenses)	—	(4,549)	(4,549)	—	(15,606)	(15,606)	—	(1,299)	(1,299)
(Gain) loss related to convertible debt	(22,594)	—	(22,594)	—	—	—	42,049	—	42,049
Provision (benefit) for income taxes	6,113	42,186	48,299	6,008	49,130	55,138	(25,530)	61,297	35,767
Depreciation and amortization	20,702	12,142	32,844	26,919	6,646	33,565	19,470	6,133	25,603
Stock-based compensation	12,141	17,943	30,084	11,660	—	11,660	26,307	—	26,307
Regulatory matter costs, net of insurance proceeds	742	—	742	(1,875)	—	(1,875)	6,361	—	6,361
Merger and acquisition costs, public company implementation costs(a)	—	1,614	1,614	2,515	8,044	10,559	2,190	8,026	10,216
Severance costs	3,509	4,453	7,962	603	644	1,247	—	963	963
Combined company Adjusted EBITDA (excl. synergies)	$28,455	$170,541	$198,996	$26,274	$180,693	$206,967	$88,884	$235,887	$324,771
Combined company net income (loss) (excl. synergies) as % of combined company gross profit	5.5%	29.8%	21.0%	(12.8)%	39.3%	20.2%	4.6%	42.6%	27.8%
Combined company Adjusted EBITDA (excl. synergies) as % of combined company Ex-TAC Gross Profit(b)	12.5%	40.0%	30.4%	11.2%	42.0%	31.1%	32.7%	52.0%	44.7%

Total amounts may not recalculate due to rounding.

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023			LTM Period Ended September 30, 2024
(in thousands, except percentages)	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
Net (loss) income	$(544)	$19,706	$19,162	$6,185	$62,584	$68,769	$3,513	$52,945	$56,458
Interest expense/financial costs	2,950	1,060	4,010	4,428	821	5,249	3,915	1,168	5,083
Interest income and other income (expense), net	(7,687)	—	(7,687)	(5,733)	—	(5,733)	(9,747)	—	(9,747)
Other financial income and (expenses)	—	(12,431)	(12,431)	—	(11,259)	(11,259)	—	(5,721)	(5,721)
Gain related to convertible debt	(8,782)	—	(8,782)	(22,594)	—	(22,594)	(8,782)	—	(8,782)
Provision (benefit) for income taxes	(1,110)	22,113	21,003	3,365	23,485	26,850	1,638	40,814	42,452
Depreciation and amortization	14,494	9,807	24,301	15,757	8,837	24,594	19,439	13,112	32,551
Stock-based compensation	11,487	28,089	39,576	9,153	—	9,153	14,475	46,032	60,507
Regulatory matter costs, net of insurance proceeds	—	—	—	742	—	742	—	—	—
Merger and acquisition costs, public company implementation costs(a)	8,787	960	9,747	—	756	756	8,787	1,818	10,605
Severance costs	742	1,200	1,942	3,148	3,178	6,326	1,103	2,475	3,578
Combined company Adjusted EBITDA (excl. synergies)	$20,337	$70,504	$90,841	$14,451	$88,402	$102,853	$34,341	$152,643	$186,984
Annual Acquisition-related run-rate cost savings and operational synergies expected to be realized within 24 months of Acquisition Closing	—	—	—	—	—	—	—	—	70,000
Combined company Adjusted EBITDA (incl. synergies)(b)(c)	—	—	—	—	—	—	—	—	$256,984
Combined company net income (loss) (incl. synergies) as % of combined company gross profit	—	—	—	—	—	—	—	—	21.8%
Combined company Adjusted EBITDA (incl. synergies) as % of combined company Ex-TAC Gross Profit(b)(c)	—	—	—	—	—	—	—	—	39.7%

Total amounts may not recalculate due to rounding.
(a)	Primarily includes costs related to our acquisition of Teads, our acquisition of vi in January 2022, costs related to our initial public offering and public company implementation costs.
(b)
This combined company financial information includes the realization of certain cost savings and synergies, solely with respect to the twelve month period ended September 30, 2024, with respect to the Acquisition expected to be realized within 24 months of the Acquisition Closing Date. Synergies are estimated to contribute an additional $65-75 million of annual synergies in fiscal year 2026. $70 million of expected synergies in the second year represents the midpoint. The anticipated benefits and cost savings of the Acquisition may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Outbrain and Teads do not currently foresee. Some of the assumptions that Outbrain and Teads have made, such as the achievement of these synergies, may not be realized. Therefore, actual outcomes and results may differ materially from the synergies presented herein.

(c)
Combined company LTM Adjusted EBITDA has not been prepared in accordance with Article 11 of Regulation S-X. The primary difference between combined company LTM Adjusted EBITDA and pro forma LTM Adjusted EBITDA relates to certain U.S. GAAP and accounting policy conforming adjustments made under Article 11 of Regulation S-X in order to prepare our pro forma financial statements, which adjustments are described further in “Outbrain Summary Unaudited Pro Forma Condensed Combined Financial Information.”

(3)
The following table presents the reconciliation of combined company Free Cash Flow to net cash provided by operating activities, the most directly comparable U.S. GAAP measure, for the periods presented:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
(in thousands)	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
Net cash provided by operating activities	$13,746	$122,440	$136,186	$3,813	$133,307	$137,120	$56,762	$135,442	$192,204
Purchases of property and equipment	(10,127)	(923)	(11,050)	(13,375)	(1,229)	(14,604)	(9,743)	(1,897)	(11,640)
Capitalized software development costs	(10,107)	(12,217)	(22,324)	(12,569)	(13,305)	(25,874)	(10,311)	(7,613)	(17,924)
Combined company Free Cash Flow	$(6,488)	$109,300	$102,812	$(22,131)	$118,773	$96,642	$36,708	$125,932	$162,640

Total amounts may not recalculate due to rounding.

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023			LTM Period Ended September 30, 2024
(in thousands)	Outbrain	Teads	Total	Outbrain	Teads	Total	Outbrain	Teads	Total
Net cash provided by (used in) operating activities	$25,898	$62,121	$88,019	$(11,731)	$84,503	$72,772	$51,375	$100,058	$151,433
Purchases of property and equipment	(4,668)	(960)	(5,628)	(7,870)	(681)	(8,551)	(6,925)	(1,202)	(8,127)
Capitalized software development costs	(7,592)	(8,234)	(15,826)	(7,864)	(9,554)	(17,418)	(9,835)	(10,897)	(20,732)
Combined company Free Cash Flow (excl. synergies)	$13,638	$52,927	$66,565	$(27,465)	$74,268	$46,803	$34,615	$87,959	$122,574
Annual Acquisition-related run-rate cost savings and operational synergies expected to be realized within 24 months of Acquisition Closing	—	—	—	—	—	—	—	—	51,450(a)
Combined company Free Cash Flow (incl. synergies)	—	—	—	—	—	—	—	—	$174,024

Total amounts may not recalculate due to rounding.
(a)	Expected realized synergies in year two, net of illustrative 26.5% tax rate.

TEADS SUMMARY HISTORICAL FINANCIAL INFORMATION
The following tables set forth Teads’ summary historical financial information. The consolidated balance sheet information as of December 31, 2023 and 2022 and the consolidated statement of operations and consolidated statement of cash flows information for the years ended December 31, 2023, 2022 and 2021 have been derived from the Teads Annual Historical Consolidated Financial Statements included in this offering memorandum. The consolidated balance sheet information as of September 30, 2024 and the consolidated statement of operations and the consolidated statement of cash flows information for the nine months ended September 30, 2024 and 2023 have been derived from the Teads Interim Historical Consolidated Financial Statements included in this offering memorandum. The consolidated statement of operations information for the LTM period ended September 30, 2024 was derived as described under the caption “Presentation of Financial and Certain Other Information.” The financial information for the three months ended March 31, 2024 and 2023, the three months ended June 30, 2024 and 2023 and the three months ended September 30, 2024 and 2023 have been derived from Teads’ accounting records and investors should not place undue reliance on this information; financial statements for such three-month periods in a form substantially consistent with Teads Interim Historical Consolidated Financial Statements have not been prepared by Teads and such summary financial information should be viewed as supplemental to Teads’ consolidated financial statements included herein. The Teads Interim Historical Consolidated Financial Statements were prepared on a basis consistent with that used in preparing the Teads Annual Historical Consolidated Financial Statements. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. This summary historical financial information is qualified by reference to, and should be read in conjunction with, Teads Historical Consolidated Financial Statements, including the related notes thereto, together with the information under the caption “Teads Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Teads’ consolidated financial statements are prepared in accordance with IFRS, whereas Outbrain’s consolidated financial statements are prepared in accordance with U.S. GAAP. IFRS differs from U.S. GAAP in a number of significant respects.

Consolidated Statements of Operations Information:	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
(in thousands)	2023	2022	2021	2024	2023	2024
Revenue	$649,812	$657,481	$678,165	$428,482	$430,419	$647,875
Cost of revenue	(328,635)	(324,560)	(302,863)	(241,712)	(229,234)	(341,113)
Sales and marketing expenses	(108,534)	(107,454)	(97,028)	(85,554)	(79,048)	(115,040)
Technology and development expenses	(31,181)	(17,675)	(20,268)	(28,781)	(17,314)	(42,648)
General and administrative expenses	(47,072)	(42,432)	(37,243)	(41,987)	(29,192)	(59,867)
Profit from operations	134,389	165,359	220,764	30,448	75,631	89,206
Finance costs	(929)	(848)	(911)	(1,060)	(821)	(1,168)
Other financial income and (expenses)	4,549	15,606	1,299	12,431	11,259	5,721
Profit before tax	138,009	180,117	221,153	41,819	86,069	93,759
Income tax expense	(42,186)	(49,130)	(61,297)	(22,113)	(23,485)	(40,814)
Profit (loss) for the year/period	$95,823	$130,987	$159,856	$19,706	$62,584	$52,945

Total amounts may not recalculate due to rounding.

Selected Consolidated Balance Sheet Information (as of period end):
(in thousands)	December 31, 2023	December 31, 2022	September 30, 2024
Cash and cash equivalents	$90,441	$93,574	$64,597
Total assets	974,435	840,070	984,687
Long term borrowings	7	12	21
Total liabilities	241,648	237,042	198,381
Total equity	732,787	603,028	786,305

Selected Consolidated Statements of Cash Flows Information:	Year Ended December 31,			Nine Months Ended September 30,
(in thousands)	2023	2022	2021	2024	2023
Cash flow from operating activities	$122,440	$133,307	$135,442	$62,121	$84,503
Cash flow from investing activities	(123,641)	(92,202)	(125,129)	(95,635)	(103,411)
Cash flow from financing activities	(4,099)	(5,917)	(4,846)	8,495	7,282
Effect of exchange rate changes	2,167	(3,429)	(2,042)	(825)	(766)
(Decrease) increase in cash and cash equivalents	$(3,133)	$31,759	$3,425	$(25,844)	$(12,392)

Total amounts may not recalculate due to rounding.

Non-IFRS Financial Information:	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
(in thousands, except percentages)	2023	2022	2021	2024	2023	2024
Adjusted EBITDA(1)(2)	$170,541	$180,693	$235,887	$70,504	$88,402	$152,643
Ex-TAC Gross Profit(1)(3)	$426,556	$429,808	$453,714	$266,743	$278,218	$415,081
Free Cash Flow(1)(4)	$109,300	$118,773	$125,932	$52,927	$74,268	$87,959

(1)
Adjusted EBITDA, Ex-TAC Gross Profit, Adjusted EBITDA as a percentage of Ex-TAC Gross Profit and Free Cash Flow are non-IFRS financial measures Non-IFRS financial measures should be viewed in addition to, and not as an alternative for, Teads’ historical financial results prepared in accordance with IFRS. Non-IFRS financial information does not represent a comprehensive basis of accounting.

(2)
Teads defines Adjusted EBITDA as profit for the year/period before income tax expense, finance costs, other financial income and expenses, depreciation and amortization, other expenses and income (capital gains, non-recurring litigation, restructuring costs) and share-based compensation. This may not be comparable to similarly titled measures used by other companies. Further, this measure should not be considered as an alternative for net income as the effects of income tax expense, finance costs, other financial income and expenses, depreciation and amortization, other expenses and income (capital gains, non-recurring litigation, restructuring costs) and share-based compensation excluded from Adjusted EBITDA do ultimately affect the operating results. Teads believes that Adjusted EBITDA is a useful supplementary measure for evaluating the operating performance of Teads’ business.

	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
	2023	2022	2021	2024	2023	2024
(in thousands)
Profit (loss) for the year/period	$95,823	$130,987	$159,856	$19,706	$62,584	$52,945
Income tax expense	42,186	49,130	61,297	22,113	23,485	40,814
Finance costs	929	848	911	1,060	821	1,168
Other financial income and (expenses)	(4,549)	(15,606)	(1,299)	(12,431)	(11,259)	(5,721)
Share-based compensation	17,943	—	—	28,089	—	46,032
Other expenses(a)	6,067	8,688	8,989	2,160	3,934	4,293
Depreciation and amortization	12,142	6,646	6,133	9,807	8,837	13,112
Adjusted EBITDA	$170,541	$180,693	$235,887	$70,504	$88,402	$152,643

Total amounts may not recalculate due to rounding.
(a)	Comprised of severance and merger and acquisition costs.

(3)	Ex-TAC Gross Profit is defined as revenue less traffic acquisition costs. The following table presents the reconciliation of Ex-TAC Gross Profit to gross profit for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
	2023	2022	2021	2024	2023	2024
(in thousands)
Revenue	$649,812	$657,481	$678,165	$428,482	$430,419	$647,875
Traffic acquisition costs	(223,256)	(227,673)	(224,451)	(161,739)	(152,201)	(232,794)
Other cost of revenue	(105,379)	(96,887)	(78,411)	(79,973)	(77,033)	(108,319)
Gross profit	321,177	332,921	375,302	186,770	201,185	306,762
Other cost of revenue	105,379	96,887	78,411	79,973	77,033	108,319
Ex-TAC Gross Profit	$426,556	$429,808	$453,714	$266,743	$278,218	$415,081

Total amounts may not recalculate due to rounding.
(4)
Free cash flow is defined as cash flow from operating activities, less costs related to acquisition of assets. The following table presents the reconciliation of free cash flow to net cash provided by operating activities.

	Year Ended December 31,			Nine Months Ended September 30,		LTM Period Ended September 30,
	2023	2022	2021	2024	2023	2024
(in thousands)
Cash flow from operating activities	$122,440	$133,307	$135,442	$62,121	$84,503	$100,058
Purchases of property and equipment	(923)	(1,229)	(1,897)	(960)	(681)	(1,202)
Capitalized software development costs	(12,217)	(13,305)	(7,613)	(8,234)	(9,554)	(10,897)
Free cash flow	$109,300	$118,773	$125,932	$52,927	$74,268	$87,959

Total amounts may not recalculate due to rounding.

	Three Months Ended,
Other Financial Information:	March 31, 2024	March 31, 2023	June 30, 2024	June 30, 2023	September 30, 2024	September 30, 2023
(in thousands)
Revenue	$125,372	$123,880	$153,735	$158,299	$149,376	$148,240
(Loss) profit for the period	$(36,551)	$9,341	$23,323	$24,026	$32,933	$29,217
Adjusted EBITDA	$14,342	$17,681	$32,361	$36,864	$23,800	$33,857

The following table provides a reconciliation of profit (loss) for the period to Adjusted EBITDA, the most directly comparable IFRS measure, for the periods presented:

	Three Months Ended,
	March 31, 2024	March 31, 2023	June 30, 2024	June 30, 2023	September 30, 2024	September 30, 2023
(in thousands)
(Loss) profit for the period	$(36,551)	$9,341	$23,323	$24,026	$32,933	$29,217
Income tax expense	716	6,251	10,800	8,400	10,597	8,835
Finance costs	250	207	277	481	532	133
Other financial income and (expenses)	20,531	(1,443)	(12,432)	(1,977)	(20,529)	(7,840)
Share-based compensation	25,612	—	5,760	—	(3,284)	—
Other expenses	604	656	1,283	2,858	273	420
Depreciation and amortization	3,180	2,721	3,350	3,024	3,277	3,092
Adjusted EBITDA	$14,342	$17,733	$32,361	$36,812	$23,799	$33,857

Total amounts may not recalculate due to rounding.

TEADS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Comparison of Nine Months Ended September 30, 2024 and 2023
Revenue. Revenue for the nine months ended September 30, 2024 decreased by $1.9 million, or 0.5%, compared to the nine months ended September 30, 2023. This decrease was due primarily to weaker demand on Teads’ platform related to slower spend from North America (a decrease of 8.3%) and LatAm (a decrease of 13.7%), which was only partially offset by positive business trends in EMEA and APAC (which increased by 6.3% and 7.1%, respectively).
Cost of Revenue. Cost of revenue for the nine months ended September 30, 2024 increased by $12.5 million, or 5.4%, compared to the nine months ended September 30, 2023. This increase was due primarily to an increase in traffic acquisition costs for an amount of $9.5 million, as well as an increase in headcount-related costs (of which $2.6 million was attributable to share-based compensation under the PSAR Plan).
Sales and Marketing Expenses. Sales and marketing expenses for the nine months ended September 30, 2024 increased by $6.5 million, or 8.2%, compared to the nine months ended September 30, 2023. This increase was primarily due to an increase in headcount-related costs (of which $7.8 million was attributable to share-based compensation under the PSAR Plan), partially offset by discretionary spend measures on marketing and events ($0.8 million).
Technology and Development Expenses. Technology and development expenses for the nine months ended September 30, 2024 increased by $11.5 million, or 66.2%, compared to the nine months ended September 30, 2023, primarily due to an increase in headcount-related costs (of which $5.6 million was attributable to share-based compensation under the PSAR Plan) and a decrease by $1.6 million in capitalized costs.
General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2024 increased by $12.8 million, or 43.8%, compared to the nine months ended September 30, 2023. The increase is mainly due to the impact of share-based compensation under the PSAR Plan, which amounted to $12.1 million, despite lower other expenses (mainly composed of severance and merger and acquisition costs) which amounted to $2.2 million for the period ended September 30, 2024 and $3.9 million for the period ended September 30, 2023.
Finance Costs and Other Financial Income and (Expenses). Other financial income, net for the nine months ended September 30, 2024 increased by $1.2 million compared to the nine months ended September 30, 2023, primarily due to interest income from advance payments made to Altice Teads under the cash management agreement (as defined in the subsection titled “Historical Cash Flows—Investing Activities”).
Income Tax Expenses. Income tax expenses decreased by $1.4 million in the nine months ended September 30, 2024 over the same period in the previous year, mainly resulting from lower profit from operations (before any impact of share-based compensation). Teads had an effective income tax rate of 31.6% (before any impact of share-based compensation) for the nine months ended September 30, 2024, compared to an effective income tax rate of 27.3% in the nine months ended September 30, 2023. This change mainly resulted from an increase in non-deductible expenses (such as share based compensation for $28.1 million, while there was no such expense in the corresponding prior period) and from a different geographical contribution and a higher tax rate for Teads Japan K.K. (Teads’ wholly owned Japanese subsidiary).
Profit for the Year/Period. Teads’ profit for the period decreased by $42.9 million, from $62.6 million for the nine months ended September 30, 2023 to $19.7 million for the nine months ended September 30, 2024 as a result of lower profit from operations, including the impact of share-based compensation ($28.1 million), as previously described.
Liquidity and Capital Resources
Teads continued to finance its operations and capital expenditures primarily through its utilization of cash generated from operations as well as one non-recourse factoring contract and one overdraft facility with HSBC. As of September 30, 2024, Teads had cash and cash equivalents of $64.6 million and $16.7 million of borrowings under the overdraft facility with HSBC.
Operating Activities
For the nine months ended September 30, 2024, cash from operating activities decreased by $22.4 million, to $62.1 million net as compared to $84.5 million net for the nine months ended September 30, 2023. This resulted primarily from the profit for the nine-month period declining $42.9 million, largely offset by non-cash add backs. The decrease in cash from operating activities was also due to a net decrease in working capital of $9.2 million.
Investing Activities
For the periods ended September 30, 2024 and September 30, 2023, the amounts lent to Altice Teads by the Teads subsidiaries under the cash management agreement were $86.4 million and $93.2 million, respectively.
Financing Activities
In the nine months ended September 30, 2024, net cash provided by financing activities was $8.5 million, mainly resulting from borrowings under Teads’ overdraft facility in a cumulative amount of $13.7 million, partly offset by lease payments of $4.2 million. In the nine months ended September 30, 2023, net cash provided by financing activities was $7.3 million, mainly resulting from borrowings under Teads’ overdraft facility for a net cumulative amount of $11.9 million, partly offset by lease payments of $3.8 million.

INDUSTRY
Introduction
Advertising is a critical source of revenue for digital media properties on the Open Internet, including traditional media environments, gaming, streaming and CTV and retail media. As a result, digital advertising enables media consumption for billions of consumers globally, as it finances the creation of journalism, news, and innovative mediums of entertainment across thousands of independent properties — creating the diverse content ecosystem that underpins our public discourse and culture. We believe that the following trends are relevant to the advertising industry and our business:
The Open Internet digital advertising market is large and our key focus areas within it are growing. We operate in a large global and growing digital advertising market. The key areas where we operate, namely online video and static display as well as CTV are projected to grow from $140 billion of spend in 2023 to $192 billion in 2027, an 8% compound annual growth rate (“CAGR”), with video and CTV being the fastest growing segments, with 10% and 12% CAGR for 2023 – 2027, respectively. This growth and overall spend across our key geographies is driven by several factors, including the following:
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The continued proliferation of digital content. As digital has become the mainstream delivery method for content, publishers continue to invest in existing as well as new forms of digital content and content distribution (CTV apps and video content, short videos, curated user-generated content (UGC), AI generated summaries and more), driving further user engagement and growing overall monetizable advertising inventory. For example, consumer adoption of Advertising-based Video On Demand (AVOD) content across CTV and Mobile is growing, with an expected 180 million AVOD users in the United States by 2024.

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Shifting consumer behavior patterns. According to GlobalWebIndex, time spent within social platforms and walled garden platforms decreased from 49% of time spent online in 2017 to 39% in 2023, while time spent on the Open Internet increased from 51% in 2017 to 61% in 2023. We believe that this shift reflects the evolution of the Open Internet, as it evolves to be the primary distribution channel for professionally produced content, driven by long-form video and games, unlocking significant monetization opportunities.

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A continuous shift towards data-driven outcomes and performance-oriented advertising. As audiences are increasingly engaged across digital media platforms, and as more purchase data is created, collected, integrated and analyzed digitally, advertisers are increasingly able to leverage sophisticated measurement and attribution solutions in order to optimize their advertising spend across the marketing funnel. As a result, advertisers are increasingly shifting spend away from legacy media offerings towards data-based solutions, driven by performance-centric metrics.

The Open Internet advertising technology ecosystem is highly fragmented and inefficient. The digital advertising ecosystem is highly fragmented, as various technology partners provide different, often competing, services to both advertisers and publishers. Demand-Side Platforms (“DSPs”) compete to provide an efficient, at-scale, advertising platform to advertisers and brands. Supply-Side Platforms (“SSPs”) compete to deliver superior yield and monetization solutions to publishers and media owners, which include CTV OEMs as well as traditional web publishers and app owners. In addition, there are multiple software, data as well as quality measurement and assurance providers serving the ecosystem.
As a result, user targeting and messaging is often sub-optimal, driven by the lack of end-to-end integration and the resulting technology and privacy challenges (known commonly as ‘signal loss’), driving lower ROAS for advertisers. In addition, the reliance on multiple technology intermediaries often leads to higher costs which in turn impact ROAS for advertisers or otherwise reduce revenue for publishers.
Large advertisers and their agencies are seeking to consolidate their technology partners. Advertising spend continues to migrate towards large technology platforms, including both social and walled-gardens players as well as Open Internet vendors, as they are able to provide the following benefits:
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Simplicity - Operations. Agencies often experience high employee churn across digital media buying functions, making it challenging and costly to train, onboard and support multiple, redundant, buying platforms and vendors. In addition, staff will typically migrate towards using a select number of platforms that enable them to perform their tasks most efficiently – because of reach, features, capabilities, ingrained habits, or a mix thereof.

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Simplicity - Technology. Advertisers and their agencies are unable, or unwilling, to create or maintain multiple technological integrations, especially when there is no clear differentiation between vendors.

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Efficacy - Data. Larger, end-to-end, platforms benefit from more and better data signals, enabling them to provide better results, especially when integrating advertiser and publisher first-party data.

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Efficacy - Cost. Larger platforms are often end-to-end in nature, or otherwise capable of forcing Supply-Path Optimization, enabling them to offer better ROAS to advertisers, while benefiting from higher margins, which in-turn further enable them to invest in their solution offerings.

The rapid rise of AI and Generative AI models. AI and especially Generative AI models have become increasingly potent and applicable across a wide range of industries and use cases. We expect Generative AI to be increasingly used towards the creation of highly personalized or otherwise engaging content, at scale, enabling publishers to efficiently create more monetizable content as well as to grow user engagement. In addition, we believe that AI models will increasingly enable advertisers to create custom, highly personalized and engaging ads, driving better user engagement, impact and overall spend efficacy.
Regulatory action and a growing focus on privacy. Over the past few years, regulators in the United States and in Europe have brought a number of lawsuits against some of the largest digital advertising companies, claiming various violations of anti-trust and privacy laws. We believe that as a result, some of these companies may be forced to amend their business practices in a way that may be favorable to Open Internet competitors.
In addition, multiple privacy laws and regulations have been adopted in recent years by various government actors and regulatory agencies in the United States and Europe. These laws grant customers rights over how their online data is viewed, stored, processed, and used, with many tracking functions requiring “opt-in” or proactive affirmative selections by users. For example, Apple has, for a number of years, been actively limiting the use of various user targeting technologies (such as device ID sharing, the use of third-party cookies, and location sharing) with Google also expected to amend or otherwise restrict the availability of such technologies across its platforms.